UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

COVALENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Date of Report (Date of earliest event reported): March 14, 2005

Delaware	0-21145	56-1668867
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

One Glenhardie Corporate Center

1275 Drummers Lane

Suite 100

Wayne, PA 19087

(Address of principal executive offices/Zip Code)

(610) 975-9533

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 14, 2005, the Company orally notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that Thomas E. Hodapp had resigned from the Board of Directors of the Company. Thomas E. Hodapp was formerly a member of the Audit Committee of the Board of Directors. Accordingly, the Company also notified Nasdaq that the Audit Committee would temporarily operate with two members until the vacancy was filled and that it desired to rely on the cure period provided by Nasdaq Marketplace Rule 4350(d)(4)(B). The Company received a letter from Nasdaq on March 14, 2005 confirming the Company’s notifications.

Nasdaq Marketplace Rule 4350(d)(2)(A) requires a listed company to have an audit committee consisting of at least three members, all of whom are independent as defined by Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3. Marketplace Rule 4350(d)(4)(B) provides that in the event an issuer fails to comply with the audit committee composition requirement of Marketplace Rule 4350(d)(2)(A) due to one vacancy on the audit committee, and the cure period of Marketplace Rule 4350(d)(4)(A) is not otherwise being relied upon by another member, the issuer must comply with the audit committee composition requirements by the earlier of the issuer’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply. In its March 14, 2005 letter, Nasdaq notified the Company that consistent with Marketplace Rule 4350(d)(4) that the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or March 5, 2006 in order to regain compliance.

The Company intends to correct the instance of noncompliance with the Nasdaq Marketplace Rules as soon as possible. The Company intends to add a new independent director who meets the independence standards of both Nasdaq Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3 and meets all other requirements for service on the Audit Committee of the Company’s Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2005

COVALENT GROUP, INC.

By:	/s/ Lawrence R. Hoffman
Lawrence R. Hoffman
Executive Vice President and
Chief Financial Officer